Exhibit (h.2)

FRONTIER FUNDS, INC.

SEVENTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS SEVENTH AMENDMENT dated as of               , 20  , to the Transfer Agent Servicing Agreement, dated as of October 31, 2014, as amended (the “Agreement”), is entered into by and between FRONTIER FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A, the list of funds, of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRONTIER FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: William D. Forsyth III	Name:

Title: President	Title:

Exhibit A

to the

Transfer Agent Servicing Agreement

Separate Series of Frontier Funds, Inc.

Name of Series

Frontier Timpani Small Cap Growth Fund
Frontier Phocas Small Cap Value Fund
Frontier MFG Global Equity Fund
Frontier MFG Core Infrastructure Fund
Frontier MFG Global Plus Fund
Frontier MFG Global Sustainable Fund
Frontier MFG Select Infrastructure Fund
Frontier HyperiUS Global Equity Fund